Exhibit 10

From:	FP Ventures Limited	Date:
(Formerly known as ICG Venture Limited)

Attn:	Mr. Alan Dennis Shortall	Loan Ref: ICGVE-US-15-0054
xxxxxx
xxxxxx

Phone: xxxxxx		Page: 1 of 3

Email: xxxxxx

Dear Mr. Alan Dennis Shortall,

Re: Supplement to Loan Agreement (Loan Ref: ICGVE-US-0054) relating to an option loan facility of 350,000 shares (1st Tranche) and 1,500,000 shares (2nd Tranche) of pledged securities of Unilife Corp (UNIS:US) between Alan Dennis Shortall (“Borrower”) and FP Ventures Limited (Formerly known as ICG Venture Limited) (“Lender”)

We refer to the Loan Agreement regarding the option loan facility between Alan Dennis Shortall as Borrower (the “Borrower”) and FP Ventures Limited (Formerly known as ICG Venture Limited) as Lender (the “Lender”) dated 8th May 2015 (1st Tranche of 350,000 shares) and dated 16th Jun 2015 (2nd Tranche of 1,500,000 shares) (the “Loan Agreement”) and Share Mortgage between Alan Dennis Shortall as Mortgagor and FP Ventures Limited (Formerly known as ICG Venture Limited) as Lender dated 8th May 2015 (1st Tranche of 350,000 shares) and 16th Jun 2015 (2nd Tranche of 1,500,000 shares).

Due to the depreciation of the share price of UNIS:US in which the collateral price triggered the Auto Default as stated in the Loan Document’s, we are able to offer an option to cure the current status of both above listed Loan’s.

Below is the new proposal to secure the loan’s (Loan Ref: ICGVE-US-15-0054) with the following conditions, we are first requiring an Additional Cash Collateral Total US$722,298.09 to bring back the MCV to the required level.

Understanding that borrower may have difficulties to provide such amount in the short period of time required, FP Group management has agreed to the following. Please provide an Additional Collateral of 450,000 shares no later than 28 Oct 2015 (Wednesday), 5:00pm (HKT). Any delay or failure, the loan shall be treated as Event of Default.

From:	FP Ventures Limited	Date:
(Formerly known as ICG Venture Limited)

Attn:	Mr. Alan Dennis Shortall	Loan Ref: ICGVE-US-15-0054
xxxxxx
xxxxxx

Phone: xxxxxx		Page: 2 of 3

Email: xxxxxx

Upon receiving 450,000 Additional Collateral Shares, the following terms will be applied and agreed on by both parties, the Lender and Borrower:

1.	Both Loan’s (Loan Ref: ICGVE-US-15-0054) relating to 1st Tranche of 350,000 shares and 2nd tranche of 1,500,000 shares of pledged securities of Unilife Corp (UNIS:US) will be combined into one Loan.

2.	The remaining balance of the Additional Collateral will extend to no later than 15th Jan 2016, (Friday), 5:00pm (HKT) , any delay or failure, the loan shall be treated as Event of Default. At the time, The Lender has the option to choose the remainder of Additional Collateral by Cash or Shares. If The Lender chooses to receive by cash, we will then return the Additional Collateral of 450,000 shares to borrower when the Additional Collateral received in FULL.

3.	After re-calculating the current loan position based on the original Auto Default price of US$0.90 which was triggered per the Loan Documents. The Lender allows the Additional Cash Collateral of US$369,665.17 received previously as a partial repayment of the Loan which brings down the current LTV to 80%. The balance of Loan amount is US$2,703,039.43 will carry farward until the end of the Loan Term.

4.	The Auto Default trigger will be priced at US$0.70 per share for the period of 28th Oct 2015 to 14th Jan 2016. Starting on the 15th Jan 2016, the Auto Default Trigger will adjust back to US$0.77 (85% or lower of MCV).

5.	Upside Sharing relating to all Original Collateral Shares and Additional Collateral will be based on US$0.90, any appreciation above US$0.90, will be shared based on the rate of 50/50 between the Lender and the Borrower. Upside Sharing is due when the loan principal and any outstanding payments are fully settled on Loan Maturity Date. Any delay or failure, the loan shall be treated as Event of Default.

From:	FP Ventures Limited	Date:
(Formerly known as ICG Venture Limited)

Attn:	Mr. Alan Dennis Shortall	Loan Ref: ICGVE-US-15-0054
xxxxxx
xxxxxx

Phone: xxxxxx		Page: 3 of 3

Email: xxxxxx

6.	1,400,000 Collateral shares and all the Additional Collateral will be held one year after the loan principal and any outstanding payments are fully settled by the Borrower.

7.	In any case, if The Borrower fails to provide the Additional Collateral and/ or hit the MCV or Immediate Trigger or Auto Default Trigger, The Borrower has to surrender the whole lien without renegotiation.

Unless otherwise specified, the terms in this agreement shall have the same definitions as the signed Loan Agreement and the Share Mortgage dated 8th May 2015 (1st Tranche of 350,000 shares) and 16th June 2015 (2nd Tranche of 1,500,000 shares).

By signing this Supplementary Letter, you confirm your understanding and acceptance of all the above terms and conditions.

Thank you for your kind attention.

Yours sincerely

Acknowledges and agreed by:

Authorised Person:
FP Ventures Limited
Date:

Borrower: Mr. Alan Dennis Shortall
Date: